EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-          )  pertaining to the VIASYS Healthcare Inc. Equity Incentive Plan, of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of VIASYS Healthcare Inc., VIASYS Healthcare Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of VIASYS Healthcare Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania

May 25, 2006